Filed Pursuant to Rule 424(b)(3)
Registration No. 333-134208
Registration No. 333-00349
Registration No. 333-00405
Registration No. 333-05617
Registration No. 333-119661

RE-OFFER PROSPECTUS

5,367,170 Shares of Common Stock
for Resale by Certain Stockholders

Uranium Resources, Inc.

This Prospectus relates to the resale of up to 5,367,170 shares of the Common Stock, par value $0.001 per share, of Uranium Resources, Inc. (“Company”) that may be offered and sold, from time to time, by the Selling Stockholders identified under the caption “SELLING STOCKHOLDERS” in this Prospectus.  The shares were acquired by the Selling Stockholders pursuant to the following Company benefit plans: the Amended and Restated 1999 Deferred Compensation Plan, the Deferred Compensation Plan for 2000 and 2001, the Deferred Compensation Plan for 2002, the Deferred Compensation Plan for 2003 and the Deferred Compensation Plan for 2004 (collectively, the “Deferred Compensation Plans”); the Amended and Restated Directors’ Stock Option Plan and the 2004 Director’s Stock Option Plan (collectively, the “Directors’ Plans”); the Amended and Restated Employees’ Stock Option Plan, the Amended and Restated 1995 Stock Incentive Plan and the 2004 Stock Incentive Plan (collectively, the “Employee Plans”); and the Leland O. Erdahl and George R. Ireland Option Grants (the “Option Grants”).  Collectively, the Deferred Compensation Plans, the Directors Plan, the Employee’s Plan and the Option Grants are referred to herein as the “Plans”.  The registration of the Common Stock by the Selling Stockholders does not necessarily mean that the Selling Stockholders will offer or sell their respective shares.

The offering price for shares sold by Selling Stockholders will be negotiated through private transactions or will be at the prevailing market price as quoted on any exchanges on which the Company’s shares are traded at the time of sale. Selling Stockholders may sell their shares directly or through agents or broker-dealers acting as agents on behalf of such Selling Stockholders. The Selling Stockholders may engage brokers, dealers or agents, who may receive commissions or discounts from the Selling Stockholders.

Uranium Resources will not receive any of the proceeds from sales of shares by Selling Stockholders. Uranium Resources will pay substantially all the expenses incident to the registration of the shares, except for sales commissions and other expenses of Selling Stockholders applicable to sales of their respective shares.

Since April 12, 2007, Uranium Resources’ Common Stock has been listed on the NASDAQ Global Market under the symbol “URRE”.  Prior to April 12, 2007, Uranium Resources’ Common Stock was quoted on the Over the Counter Bulletin Board (“OTCBB”).  On May 11, 2007, the last reported sales price of Uranium Resources’ Common Stock was $9.67 per share.

Before you make your investment decision, please read carefully the “RISK FACTORS” section beginning on page 8, where specific risks associated with these securities are described.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Re-Offer Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

Our mailing address and telephone number is as follows:

Uranium Resources, Inc.
650 South Edmonds, Suite 108
Lewisville, TX, 75067
972-219-3330
www.uraniumresources.com

The date of this Prospectus is May 15, 2007

You should rely only on the information contained or incorporated by reference in this Re-Offer Prospectus. We have not authorized anyone to provide you with information that is different. The Selling Stockholders are offering to sell the Common Stock registered hereunder only where it is legal to sell these securities. The information contained or incorporated in this document may only be accurate on the date of this document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities registered hereunder have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. The documents listed in (a) through (p) below are incorporated by reference in this Prospectus.  Information that we file later with the Commission will automatically update and supersede the information contained in these documents:

(a)                                  Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006.

(b)                                 The Company’s Current Report on Form 8-K, filed May 11, 2007.

(c)                                  The Company’s Quarterly Report on Form 10-Q, filed May 10, 2007.

(d)                                 The Company’s Current Report on Form 8-K, filed May 7, 2007.

(e)                                  The Company’s Current Report on Form 8-K, filed April 25, 2007.

(f)                                    The Company’s Current Report on Form 8-K, filed April 11, 2007.

(g)                                 The Company’s Current Report on Form 8-K, filed April 3, 2007.

(h)                                 The Company’s Current Report on Form 8-K, filed March 19, 2007.

(i)                                     The Company’s Current Report on Form 8-K, filed March 16, 2007.

(j)                                     The Company’s Current Report on Form 8-K, filed March 13, 2007.

(k)                                  The Company’s Current Report on Form 8-K, filed March 13, 2007.

(l)                                     The Company’s Current Report on Form 8-K, filed February 23, 2007.

(m)                               The Company’s Current Report on Form 8-K, filed February 16, 2007.

(n)                                 The Company’s Current Report on Form 8-K, filed February 15, 2007.

(o)                                 The Company’s Current Report on Form 8-K, filed February 13, 2007.

(p)                                 The description of the Company’s Common Stock in the Company’s Registration Statement on Form 8-A, filed April 11, 2007.

AVAILABLE INFORMATION

On May 17, 2006, the Company filed with the Securities and Exchange Commission (“Commission”) a registration statement on Form S-8 under the Securities Act with respect to the

Common Stock issuable pursuant to the 2004 Stock Incentive Plan (“Registration Statement”).  This Prospectus is part of that Registration Statement, but does not contain all of the information set forth in that Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. This Registration Statement, including the attached exhibits and schedules, contains additional relevant information about the Company.

Statements in this Re-Offer Prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the Registration Statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

Upon written or oral request, the Company will, at no cost, provide copies of any or all of the information that has been incorporated by reference in the Prospectus or the Registration Statement. The Company will also deliver, upon oral or written request, any revisions or updates to this Prospectus, a copy of the Company’s latest Annual Report to Stockholders and all other reports, proxy statements and other communications distributed to the Company’s stockholders generally.  Requests for information should be sent to Uranium Resources, Inc. at its principal executive offices:

650 South Edmonds, Suite 108
Lewisville, TX, 75067
Attn:  Thomas H. Ehrlich
(972) 219-3330

The Company also files with the Commission annual, quarterly and special reports, proxy statements and other information with the Commission that may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-9303 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048.  Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet website that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the Commission. The address of that website is http://www.sec.gov.

RE-OFFER PROSPECTUS SUMMARY

This summary of selected information from this Prospectus highlights information included elsewhere in or incorporated by reference in this Re-Offer Prospectus and thus does not contain all information that may be important to you. This Prospectus includes specific terms of this offering, information about our business and certain financial data. We encourage you to read this Prospectus in its entirety, including the risk factors on page 8, before making an investment decision.

The Offering

Trading Symbol	URRE

Common Stock Outstanding	52,086,500 shares of Common Stock, assuming that all shares registered hereunder are issued to the Selling Stockholders pursuant to the terms of the respective Plans.

Common Stock Offered by Selling Stockholders

5,367,170 shares of Common Stock. This represents 10.3% of the total outstanding shares of Company Common Stock, assuming that all shares registered hereunder are issued to the Selling Stockholders pursuant to the terms of the respective Plans.

Use of Proceeds

We will not receive any of the proceeds from sales of shares of Common Stock registered hereunder by the Selling Stockholders. We will pay substantially all the expenses incident to the registration of such shares, except for sales commissions and other expenses of Selling Stockholders.

Our Company

We were organized in 1977 to mine uranium in the United States by using an in situ recovery (ISR) mining method, a process by which groundwater is fortified with an oxidizing agent and pumped into the ore body causing the uranium contained to dissolve.  The resulting solution is then pumped to the surface where it is further processed into uranium concentrates that are shipped to a conversion facility for sale to our customers.  This ISR process is generally more cost effective and environmentally benign than conventional mining techniques.

As of April 24, 2007, we had 52,086,500 shares of Common Stock outstanding. On that date, there were 170 holders of record.

As of December 31, 2006, we had 121 employees, including eight geologists, ten engineers and two certified public accountants. We have field offices at Kingsville Dome, Vasquez, Rosita and Crownpoint, New Mexico.

RISK FACTORS

Investing in our Common Stock will provide you with an equity ownership in Uranium Resources. As one of our stockholders, you will be subject to risks inherent to our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this Prospectus before deciding to invest in shares of our Common Stock.

The factors identified below are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Where any such forward- looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result, or be achieved or accomplished. Taking into account the foregoing, the following are identified as important risk factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

Our ability to function as an operating mining company is dependent on our ability to mine our properties at a profit sufficient to finance further mining activities and for the acquisition and development of additional properties.

Our ability to operate on a positive cash flow basis is dependent on mining sufficient quantities of uranium at a profit sufficient to finance our operations and for the acquisition and development of additional mining properties.  Our failure to achieve or maintain profitable mining operations could have a negative impact on our business and results of operations and could adversely affect the market price of our common stock.

The Navajo Nation ban on uranium mining in Indian country encompasses some of our properties in New Mexico and will adversely affect our ability to mine unless the ban is overturned.

In April 2005, the Navajo Nation Council passed the Diné Natural Resources Protection Act of 2005 prohibiting uranium mining and processing on any sites within Indian Country.  Some of our New Mexico properties have been determined to be Indian country and the status of others as Indian country is in dispute.  We believe that the ban is  beyond the jurisdiction of the Navajo Nation.  However, the ban may prevent us from developing and operating the properties until the jurisdictional issues is resolved.

In February 2007 the USEPA determined that Section 8 of our Churchrock property was Indian country and that the USEPA and not the state of New Mexico has the authority to issue the UIC permits for Section 8 that are a precondition to mining.  We are appealing that decision to the United States Court of Appeals for the Tenth Circuit.  If we are unable to appeal the USEPA’s decision, our mining operations at our Churchrock property could be adversely affected which could have a negative impact on our results of operations.

As of December 31, 2006, we identified a material weakness in internal control over financial reporting and concluded that our disclosure controls were not effective.  If we fail to maintain an effective system of internal and disclosure controls, we may not be able to accurately report our financial results or prevent fraud.  As a result, investors may be misled and lose confidence in our financial reporting and disclosures and the price of our common stock may be negatively affected.

The Sarbanes-Oxley Act of 2002 requires that we report annually on the effectiveness of our internal control over financial reporting. Among other things, we must perform systems and process evaluation and testing.  We must also conduct an assessment of our internal controls to allow management to report on, and our independent registered public accounting firm to attest to, our assessment of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

In connection with the assessment of our internal control over financial reporting for this Annual Report on Form 10-K/A, as further described in Item 9A, management and our registered public accounting firm determined that as of December 31, 2006 our disclosure controls and procedures were ineffective because of the material weakness in our internal control over financial reporting.

Although we have made and are continuing to make improvements in our internal controls, if we are unsuccessful in remediating the material weakness impacting our internal control over financial reporting and disclosure controls, or if we discover other deficiencies, it may adversely impact our ability to report accurately and in a timely manner our financial condition and results of operations in the future, which may cause investors to lose confidence in our financial reporting and may negatively affect the price of our Common Stock. Moreover, effective internal and disclosure controls are necessary to produce accurate, reliable financial reports and to prevent fraud.  If we continue to have deficiencies in our internal control over financial reporting and disclosure controls, they may negatively impact our business and operations.

Our inability to obtain financial surety would threaten our ability to continue in business.

Future bonding requirements will increase significantly when future development and production occurs at our sites in Texas and New Mexico. The amount of the bonding for each producing property is subject to annual review and revision by regulators. We expect that the issuer of the bonds will require us to provide cash collateral equal to the face amount of the bond to secure the obligation. If we cannot provide adequate cash collateral to meet bonding requirements, our development and production activities at the affected sites could be adversely impacted.

Because we have limited capital, inherent mining risks pose a significant threat to us.

Because we are small with limited capital, we are unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, interruptions due to weather conditions and other acts of nature. Such risks could result in damage to or destruction of our wellfield infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing monetary losses and possible legal liability.

More stringent federal and state regulations could adversely affect our business.

If we are unable to obtain or maintain permits or water rights for development of our properties or otherwise fail to manage adequately future environmental issues, our operations could be materially and adversely affected. We have expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements and we anticipate that we will be required to continue to do so in the future. Although we believe our properties comply in all material respects with all relevant permits, licenses and regulations pertaining to worker health and safety as well as those pertaining to the environment and radioactive materials, the historical trend toward stricter environmental regulation may continue. Compliance with any material change in laws applicable to us could require significant expenditures of our capital resources, which could have a material adverse effect on our financial condition and results of operations.

The volatility of uranium prices makes long-range planning uncertain and raising capital difficult.

The price of uranium is affected by numerous factors beyond our control, including the demand for nuclear power, political and economic conditions, and legislation and production and costs of production of our competitors.  A significant decrease in the price or uranium could adversely affect the price of our common stock.

The only market for uranium is nuclear power plants world wide, and there are only a few customers.

We are dependent on a small number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly-produced uranium by electric utilities for any reason (such as plant closings) would adversely affect our financial condition and results of operations.

Public acceptance of nuclear energy is uncertain.

Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity. Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and increase the regulation of the nuclear power industry, which could have a negative impact on our business.

Our inability to obtain insurance would threaten our ability to continue in business.

We currently have liability and property damage insurance that we believe is adequate. However, the insurance industry is undergoing change and premiums are being increased. If premiums should increase to a level we cannot afford, we could be forced to cease operations.

If we cannot add additional reserves to replace production in the future, we would not be able to remain in business.

Our future uranium production, cash flow and income are dependent upon our ability to mine our current properties and acquire and develop additional reserves. There can be no assurance that our properties will be placed into production or that we will be able to continue to find and develop or acquire additional reserves.  The failure to commence production at existing sites or to develop and acquire additional reserves will have a negative impact on our business and could adversely affect the price of our common stock.

Competition from better-capitalized companies affects prices and our ability to acquire properties and personnel.

There is global competition for uranium properties, capital, customers and the employment and retention or qualified personnel. In the production and marketing of uranium there are about 15 major producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than we are. We also compete with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union.  If any of these competitors are successful in competing against the Company, its sales could decline and its margins could be negatively impacted, all which could seriously harm the Company’s business and results of operations.

Industry-wide competition for exploration and development tools could delay production.

Intense industry-wide competition for exploration and development tools can create the shortage of drill rigs, logging trucks and other equipment.  Such shortages could delay our production and negatively impact our operations.

Competition from numerous small companies affects our ability to acquire properties and personnel and retain existing personnel.

There are numerous entities in the market that compete with us for properties and are attempting to become licensed to operate ISR facilities. In addition, we are aware several entities have expressed interest in hiring certain of our employees. To retain key employees, we may face increased compensation costs, including potential new option grants.

Over 56% of our shares of Common Stock is controlled by Principal Stockholders and Management.

Over 56% of our Common Stock is controlled by six stockholders of record. In addition, our directors and officers are the beneficial owners of about 6.8% of our Common Stock. This includes with respect to both groups shares that may be purchased upon the exercise of outstanding options. Such ownership by the Company’s principal shareholders, executive officers and directors may have the effect of delaying, deferring, preventing or facilitating a sale of the Company, a business combination with a third party or other significant corporate transactions.

The availability for sale of a large amount of shares may depress the market price for our Common Stock.

The Company has 52,086,500 shares of Common Stock currently outstanding, all of which are transferable under a Registration Statement on Form S-1, S-8 prospectuses or otherwise. The availability for sale of such a large amount of shares may depress the market price for our Common Stock and impair our ability to raise additional capital through the public sale of Common Stock. The Company has no arrangement with any of the holders of the foregoing shares to address the possible effect on the price of the Company’s Common Stock of the sale by them of their shares.

USE OF PROCEEDS

All net proceeds from the sale of our Common Stock will go the Selling Stockholders selling stock under this Prospectus.  We will not receive any proceeds from the sale of the Common Stock sold by the Selling Stockholders.

SELLING STOCKHOLDERS

This Re-Offer Prospectus covers offers and sales from time to time by Selling Stockholders of up to 5,367,170 shares of the Company’s Common Stock, to be issued to the Selling Stockholders pursuant to the terms of the respective Plans. Under Rule 416 of the Securities Act, the Selling Stockholders may also offer and sell Common Stock issued to the Selling Stockholders are a result of, among other things, stock splits, stock dividends and other similar events that affect the number of Common Shares held by the Selling Stockholders. However, registrations of the Selling Stockholders’ Common Stock does not necessarily mean that the Selling Stockholders will offer or sell any of their shares. The Selling Stockholders are or may become affiliates of the Company pursuant to Rule 144 of the Securities Act.

The following table sets forth, as of April 30, 2007, the name of each of the Selling Stockholders, the nature of his, her or its position, office, or other material relationship to the Company or its subsidiaries within the most recent past three years, and the number of shares of Common Stock which each such Selling Stockholder owned of record as of the date of this Prospectus. The table also sets forth the number of shares of Common Stock owned by each Selling Stockholder that are offered for sale by this Prospectus and the number and percentage of shares of Common Stock to be held by each such Selling Stockholder assuming the sale of all the shares offered hereby. The Company may supplement this Prospectus from time to time to disclose the names, relationships to the Company and holding of Securities of additional Selling Stockholders. No statement contained herein nor the delivery of this Prospectus in connection with a sale by any Selling Stockholder shall be deemed an admission by the Company or such Selling Stockholder that such Selling Stockholder is in a control relationship with the Company within the meaning of the Securities Act.

Name and Relationship To Company if any(1)	Number of Shares of Common Stock Owned as April 30, 2007 (4)	Maximum Number of Shares to be Sold Pursuant to this Offering (5)	Number of Shares of Common Stock to be Held Assuming Sale of all the Shares Offered Hereby (5)	Percentage of Common Stock to be Held Assuming Sale of all the Shares Offered Hereby (6)
Paul K. Willmott(2)(3)	1,445,760	1,306,303	139,457	*
David N. Clark (2)(3)	910,000	850,000	60,000	*
Richard A. Van Horn(2)	590,583	577,250	13,333	*
Thomas H. Ehrlich(2)	577,046	518,947	58,099	*
Mark S. Pelizza(2)	478,230	410,430	67,880	*
Craig S. Bartels (2)	506,601	500,000	6,601	*
William M. McKnight, Jr.(2)	160,713	125,001	35,712	*
Leland O. Erdahl(3)	287,955	81,813	206,142	*
George R. Ireland(3)(7)	1,747,575	196,563	1,551,012	*
Terence J. Cryan(3)	151,000	150,000	1,000	*
Rudolf J. Mueller	3,065,157	56,250	3,008,907	5.83%
Laura A. Greig	17,018	17,000	18	*
James C. Kegebein	126,800	126,800	0	*
Dain A. McCoig	76,875	76,875	0	*
Michael J. Maxson	26,875	26,875	0	*
Salome J. Espinosa	22,125	22,125	0	*
Thomas J. Cremar	23,750	23,750	0	*
Daniel R. Garza	3,438	3,438	0	*
Ronald E. Grant	101,250	101,250	0	*
Michael W. Hendricks	7,500	7,500	0	*
Gabriel Guerra, Jr.	24,000	24,000	0	*
Bobby M. Jemison	40,000	40,000	0	*
Thomas L. Cannon, Jr.	30,000	30,000	0	*
Melvin Capitan, Jr.	15,000	15,000	0	*
Salvador M. Chavez	30,000	30,000	0	*
Hugo Berlanga	50,000	50,000	0	*

(1)             Except as otherwise noted, none of the Selling Stockholders is a director or executive officer of the Company.

(2)             Executive Officer of the Company.

(3)             Director of the Company.

(4)             Assumes the future issuance of all shares of Common Stock issuable under the terms of the respective Plans.

(5)             Consists of shares of Common Stock that may be issued in the future pursuant to the terms of the Plans.

(6)             Does not include percentages of less than 0.1%.

(7)             Includes 1,533,334 shares owned by Geologic Resource Fund LP and Geologic Resource Fund Ltd. Mr. Ireland serves as managing partner of these funds.

PLAN OF DISTRIBUTION

The number of shares registered for resale by the Selling Stockholders and covered by this Prospectus is 5,367,170 and represents 10.3% of the total outstanding shares of Common Stock, assuming all shares registered hereunder are issued pursuant to the terms of the respective Plans.  However, registration of the Selling Stockholders’ Common Stock does not necessarily mean that the Selling Stockholders will offer or sell the shares.  The Securities may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market at prices and on terms then prevailing or in negotiated transactions.

All costs, expenses and fees in connection with the registration of the Securities will be borne by us. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Securities will be borne by the Selling Stockholders.  Brokers may receive compensation in the form of customary brokerage commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with sales pursuant hereto.  Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Selling Stockholders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of Common Stock by the Selling Stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while such Selling Stockholders are distributing shares covered by this Prospectus.  Accordingly, the Selling Stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place.  The Selling Stockholders are advised that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

EXPERTS

The consolidated financial statements included in this Prospectus have been included in reliance on the report of Hein & Associates LLP, independent registered public accountants, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Securities offered hereby was passed upon for the Company by Baker & Hostetler LLP, our legal counsel. Members of that firm currently beneficially own 35,275 shares of Uranium Resources common stock.

WHERE YOU CAN FIND MORE INFORMATION

The Company files with the Commission annual, quarterly and special reports, proxy statements and other information that may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-9303 and the following Regional Offices of the Commission:  Chicago Regional Office, Citicorp Center, 500 West

Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048.  The Commission also maintains an Internet website that contains reports, proxy statements and other information about issuers, like the Company, who fiel electronically with the Commission.  The address of that website is http://www.sec.gov.

Investors may also obtain copies of the Company’s filings with the Commission through the Company’s website.  The Company’s website address is www.uraniumresources.com.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling the Company pursuant to applicable state law, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.